Exhibit 99.1

SG Blocks Signs Agreement with OSANG Healthcare to Distribute COVID-19 Rapid Tests in U.S. under OSANG’s FDA Emergency Use Authorization

Complements SGB’s recent announcement of its strategic drive into medical ‘pop up’ clinics and testing centers using its custom modular solutions.

BROOKLYN, N.Y.

/ May 5, 2020/ SG Blocks, Inc. (Nasdaq: SGBX) (“SG Blocks” or the “Company”), a leading designer, innovator and fabricator of container-based structures, and OSANG Healthcare Co., Ltd. (“OHC”), a South Korea based global manufacturer and distributor of medical-grade diagnostic tests and equipment, announced today the signing of a one year, non-exclusive distributorship agreement for the United States, for OHC’s “GeneFinder® COVID-19 Plus RealAmp Kit” – a simple SARS-CoV-2 test for COVID-19, now available in the United States under the FDA’s Emergency Use Authorization (EUA).

OHC’s “GeneFinder® COVID-19 Plus RealAmp Kit” test is designed to detect SARS-CoV-2 (Severe Acute Respiratory Syndrome-Coronavirus 2), the virus that causes COVID-19, through a gene-based reverse transcription reaction and real-time polymerase chain reaction (PCR) testing process that can provide up to 100 tests results in just over two hours, making them ideally suited to emergency, pop- up and point of care situations.

SG Blocks will have sales, marketing and distribution rights to OHC’s product in the

United States and plans to leverage its customer base and relationships with federal government and state-level customers in particular who are only beginning to roll-out widespread SARS-CoV-2 testing centers.

Paul Galvin, CEO of SG Blocks commented, “We believe that this agreement will enable SG Blocks to create turnkey testing facilities at hospitals and other authorized point of care medical locations throughout the USA, including buildings that SG Blocks plans to provide to customers using our modular construction expertise. OHC’s SARS-CoV-2 test was used by leading emergency services and front-line hospitals during the height of the COVID-19 epidemic in Europe and is now finding favor and rapid acceptance in the USA Its ease-of-use, accuracy and ability to work on low-cost point-of-care analyzers should make it ideally suited to our portable module solutions. As we strive to return to normal life, it is critical to free up hospitals to perform normal duties again. We believe that our units, once developed, can help provide safe, isolated SARS-CoV-2 testing and ‘lab-in-a-box’ solutions for these service providers“.

Dong-Hyun Lee, Chairman & Chief Executive Officer of OSANG Healthcare Co., Ltd. stated, “We view SG Blocks as an ideal partner to broaden distribution of our advanced tests and expand our ability to directly address this global pandemic in the USA. Our pipeline is substantial, and SG Blocks has the ability to address logistical challenges utilizing their modular construction expertise.”

In connection with the entry into the distributorship agreement, subject to conditions the Company granted an affiliate of OHC the right to elect to participate, at its sole and exclusive option, in up to 19.9% of any stock offering by the Company during the next six months.

ThinkEquity, a division of Fordham Financial Management, Inc., acted as an advisor to SG Blocks.

About OSANG Healthcare Co., Ltd.

OSANG Healthcare is a South Korea based global manufacturer and distributor of medical devices and in-vitro diagnostics solutions. Devoted since inception to the development of diagnostic biosensors for blood glucose measurement, OSANG Healthcare envisions medical devices becoming as commonplace as home appliances, easily measuring all diseases across the globe as “Technology for Human”. OSANG Healthcare currently exports its diagnostic biosensors for blood glucose, HbA1c and cholesterol to more than 110 countries, in its drive to become the leading researcher and developer of diagnostic sensors for heart disease and cancer, and of remote diagnosis systems. For more information, visit www.osanghc.com.

About SG Blocks, Inc.

SG Blocks, Inc. is a premier innovator in advancing and promoting the use of code- engineered cargo shipping containers for safe and sustainable construction. The firm offers a product that exceeds many standard building code requirements, and also supports developers, architects, builders and owners in achieving greener construction, faster execution, and stronger buildings of higher value. Each project starts with GreenSteel™, the structural core and shell of an SG Blocks building, and then customized to client specifications. For more information, visit www.sgblocks.com.

Safe Harbor Statement

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding plans to leverage our customer base and relationships with federal and state-level customers, creating turnkey testing facilities at hospitals and other authorized point of care medical locations throughout the USA, including buildings provided by SG Blocks and OHC’s SARS-CoV-2 test being ideally suited to the Company’s portable module solutions, the Company’s units, once developed, providing safe, isolated SARS-CoV-2 testing and ‘lab-in-a-box’ solutions. While SG Blocks believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, our ability to leverage our customer base and relationships with federal and state-level customers and use our modular construction expertise to create turnkey testing facilities at hospitals and other authorized point of care medical locations throughout the USA, our ability to position SG Blocks for future profitability, our ability to maintain compliance with the NASDAQ listing requirements, and the other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and the Company’s subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

All product names used herein are trademarks of their respective companies.

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